SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 18, 2014
(Date of Report (Date of Earliest Event Reported))

SKULLCANDY INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35240	56-2362196
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1441 West Ute Boulevard, Suite 250
Park City, Utah 84098
(Address of Principal Executive Offices)

(435) 940-1545
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(c) Appointment of Chief Sales and Revenue Officer. On July 22, 2014, Skullcandy, Inc. (the “Company”), announced that it has hired David Raffone as its Chief Sales and Revenue Officer, who is expected to assume this position no later than August 11, 2014.
Mr. Raffone, age 44, served as Vice President, U.S. Sales Division with Sony Electronics Inc., a global industry leader of consumer electronics, from May 2012 to July 2014. From February 2011 to May 2012, he served as its Director of Channel Sales and Strategy Sales Planning. From May 2007 to February 2011 Mr. Raffone served as its National Sales Manager / Senior Manager of Channel Sales and Marketing. He has held multiple senior sales and marketing roles during his 18 year tenure with Sony after beginning his career with American Express and Johnson & Johnson. Mr. Raffone received his B.S. in Business Administration from Monmouth University.
Upon the commencement of his employment, Mr. Raffone will receive an annual salary of $235,000 and be eligible to participate in the Company’s annual bonus program beginning with the 2014 fiscal year. His target bonus will be 50% of his base salary, with a maximum bonus opportunity of 100% of his base salary. Mr. Raffone will also be eligible to participate in the Company’s Amended and Restated 2011 Incentive Award Plan, and will receive an inaugural, one-time equity grant valued at approximately $150,000, comprised of stock options. The stock options will vest on each anniversary of the date of grant in the following installments over a five year period with 20% vesting occurring on each anniversary. Mr. Raffone will also be entitled to receive an additional annual equity grants valued at $150,000, beginning with the 2015 fiscal year, subject to the discretion of the Board of Directors. Mr. Raffone must continue service with the Company through the applicable equity vesting dates. Mr. Raffone will be eligible to participate in the Company’s 401(k) plan, health plans and other benefits on the same terms as all other Company employees. The Company will also provide Mr. Raffone with a relocation bonus of $10,000 and reimbursement for real estate commissions in connection with the sale of his primary residence not to exceed $75,000, which must occur within the first 12 months of his employment. These amounts are to be reimbursed on a pro-rata basis if his employment terminates during the first 12 months.
In the event that Mr. Raffone’s employment with the Company is terminated other than for “cause” or if he resigns for “good reason” (both, as defined in the employment agreement), he will also be entitled to receive (i) a severance payment equal to six months of the base salary in effect wihtin sixty days of termination, (ii) a payment equal to his target bonus for the year in which his employment terminates and (iii) all of his unvested options will immediately vest and become exercisable, all subject to reduction in accordance with an Internal Revenue Code of 1986, as amended, Section 280G best pay limitation. In the event of a termination due to death or disability, Mr. Raffone will also be entitled to receive these benefits.
There are no family relationships between Mr. Raffone and any director or executive officer of the Company and there are no transactions between Mr. Raffone and the Company that would be reportable under Item 404(a) of Regulation S-K.
The full text of the press release announcing Mr. Raffone’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01    Financial Statements and Exhibits
(d) Exhibits.
99.1    Press Release, dated July 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2014	SKULLCANDY, INC.

	By	/s/ Patrick Grosso
		Name:	Patrick Grosso
		Title:	VP, Strategic Initiatives & Corporate Affairs

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated July 22, 2014